John W. Hlywak, Jr. (Investors)             Jay Higham        (Media)
Senior Vice President & CFO                 Senior Vice President of Marketing
IntegraMed America, Inc.                    IntegraMed America, Inc.
(914) 251-4143                              (914) 251-4127
email:  jhlywak@integramed.com              email:  jhigham@integramed.com
        ----------------------                      ----------------------
Web Address:  http://www.integramed.com
              -------------------------

 Lippert/Heilshorn & Associates
 Kim Golodetz (kgolodetz@lhai.com)
               ------------------
 (212) 838-3777
 Bruce Voss (bvoss@lhai.com)
             --------------
 (310) 691-7100
 www.lhai.com
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                INTEGRAMED AMERICA REPORTS SECOND QUARTER RESULTS

        -- COMPANY REMAINS ON TRACK WITH 2002 REVENUE AND EPS GUIDANCE --

Purchase, NY, July 30, 2002 -- IntegraMed America, Inc. (Nasdaq: INMD) today announced financial results for the three months ended June 30, 2002.

Revenues for the second quarter of 2002 were $21.4 million, a 20% increase from pro forma revenues of $17.9 million for the comparable period in 2001 adjusted for the elimination of revenues associated with a terminated hospital contract. The contribution to earnings in the second quarter of 2002 was approximately $2.6 million, compared with pro forma contribution to earnings of $2.3 million for the comparable 2001 period. Net income for the second quarter of 2002 was $310,000, or $0.08 per diluted share, representing a significant increase from pro forma net income of $87,000, or $0.02 per diluted share, for the same period in 2001 adjusted for the elimination of revenues associated with a terminated hospital contract and reflecting a similar tax rate as used in 2002. The 2001 tax rate only included state taxes, as the Company had not then removed the valuation allowance on the tax asset related to net operating loss carry-forwards. With the tax asset fully stated, provision is now made for both federal and state taxes.

Total revenues for the second quarter of 2002 were $21.4 million, a 17% increase from $18.3 million for the same period in 2001. The contribution to earnings from operations in the second quarter of 2002 was approximately $2.6 million, essentially unchanged compared with the comparable period in 2001. Net income for the second quarter of 2002 was $310,000, or $0.08 per diluted share, compared with net income of $406,000, or $0.12 per diluted share, for the comparable period in 2001.

Revenues for the first six months of 2002 were $41.7 million, a 22% increase from pro forma revenues of $34.1 million for the comparable period in 2001, adjusted for the elimination of revenues associated with a terminated hospital contract. The contribution to earnings in the first six months of 2002 was approximately $5.1 million, compared with pro forma contribution to earnings of $4.3 million for the comparable period in 2001. Net income for the first six months of 2002 was $602,000, or $0.16 per diluted share, up sharply from pro forma net income of $139,000, or $0.03 per diluted share, for the comparable period in 2001 adjusted for the elimination of revenues associated with a terminated hospital contract and reflecting a similar tax rate as used in 2002.

Total revenues for the first six months of 2002 were $41.7 million, a 20% increase from total revenues of $34.8 million for the comparable period in 2001. The contribution to earnings from operations in the first six months of 2002 was approximately $5.1 million, compared with $5.0 million for the first six months of 2001. Net income for the first six months of 2002 was $602,000, or $0.16 per diluted share, compared with $765,000, or $0.22 per diluted share, for the comparable period in 2001.

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

"When analyzed on a comparable basis, our progress in 2002 has been significant versus last year. Growth in revenues and net income continues strongly, with each of our business segments progressing at or above plan," said Gerardo Canet, President and CEO of IntegraMed America. "The Business Services segment was fueled by 17% same-center revenue growth while maintaining healthy margins. The Pharmaceutical Services segment, the first element of our diversification strategy, grew revenues by approximately 23% with expected contribution, while the shared risk refund and patient financing revenues continue their growth."

Mr. Canet continued, "In keeping with our strategy to be the leader in the 50 largest markets in the U.S., we entered into a 15-year full service agreement with the Margate, Florida-based Northwest Center for Infertility and Reproductive Endocrinology, better known as IVF Florida. Following the addition of IVF Florida to our partner clinics, we helped to fund it's merger with the Fertility Institute of South Florida, which is based in Hollywood, Florida. We are now the undisputed leader in the South Florida area, with more than 650 in vitro fertilization cycles performed in 2001. This gives us tremendous economies of scale."

"On July 30, 2002, the Company completed a private placement of 220,000 shares of common stock at $6.25 per share and warrants to purchase 88,000 shares of common stock at an exercise price of $9.00 per share, resulting in gross proceeds of $1,375,000," Mr. Canet said. The securities were sold in a private placement and have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.


Mr. Canet reaffirmed the financial guidance that the Company offered on February 21, 2002. IntegraMed America expects total revenues for 2002 to range from $80 million to $85 million, and the Company expects 2002 net income to range from approximately $1.1 million to $1.3 million, or approximately $0.30 to $0.35 per diluted share.

IntegraMed America offers products and services to patients, providers and payors focused on the $2 billion fertility industry. The Company provides Business Services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers and operates http://www.integramed.com, a leading fertility portal.


Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements. Actual results may differ materially from the statements made as a result of various factors including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant management contract(s); profitability at Reproductive Science Centers managed by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission (SEC).

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


                            INTEGRAMED AMERICA, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
              (all amounts in thousands, except per share amounts)

                                                         For the                 For the
                                                    three-month period      six-month period
                                                      ended June 30,          ended June 30,
                                                   --------------------     -----------------
                                                      2002       2001         2002      2001
                                                   ---------  ---------     -------   -------
                                                        (unaudited)             (unaudited)

Revenues, net
     Reproductive Science Center Service fees ..   $ 16,582    $ 14,646    $ 32,407   $ 27,655
     Pharmaceutical sales ......................      4,444       3,602       8,664      7,063
     Other revenues ............................        396          39         627         60
                                                   --------    --------    --------   --------
       Revenues, net ...........................     21,422      18,287      41,698     34,778
                                                   --------    --------    --------   --------

Costs of services and sales
     Reproductive Science Center costs .........     14,069      12,069      27,661     22,865
     Pharmaceutical costs ......................      4,278       3,435       8,336      6,758
     Other costs ...............................        433         176         553        201
                                                   --------    --------    --------   --------
       Total costs of services and sales .......     18,780      15,680      36,550     29,824
                                                   --------    --------    --------   --------

Contribution
     Reproductive Science Center contribution ..      2,513       2,577       4,746      4,790
     Pharmaceutical contribution ...............        166         167         328        305
     Other contribution ........................        (37)       (137)         74       (141)
                                                   --------    --------    --------   --------
       Total contribution ......................      2,642       2,607       5,148      4,954
                                                   --------    --------    --------   --------

General and administrative expenses ............      1,943       1,880       3,746      3,569
Amortization of intangible assets ..............        251         225         476        441
Interest expense/income ........................         27          33          27         65
                                                   --------    --------    --------   --------

Income before income taxes .....................        421         469         899        879
Income tax provision ...........................        111          63         297        114
                                                   --------    --------    --------   --------

Net income .....................................   $    310    $    406    $    602   $    765
Dividends paid and/or accrued on Preferred Stock         33          33          66         66
                                                   --------    --------    --------   --------
Net income applicable to Common Stock ..........   $    277    $    373    $    536   $    699
                                                   ========    ========    ========   ========

Weighted average shares -- basic ...............      3,096       2,993       3,079      3,109
                                                   ========    ========    ========   ========
Weighted average shares -- diluted .............      3,485       3,105       3,372      3,150
                                                   ========    ========    ========   ========

Diluted earnings per share of Common Stock .....   $   0.08    $   0.12    $   0.16   $   0.22
                                                   ========    ========    ========   ========

EBITDA .........................................   $  1,149    $  1,135    $  2,262   $  2,173
                                                   ========    ========    ========   ========


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



                            INTEGRAMED AMERICA, INC.
                           CONSOLIDATED BALANCE SHEET
                           (all amounts in thousands)



                                              June 30, 2002    December 31, 2001
                                             -------------     -----------------
                                              (unaudited)

Total current assets........................... $14,384            $16,926

Total assets...................................  45,118             44,621

Total current liabilities......................  14,418             12,718

Shareholders' equity...........................  29,950             30,615

Total liabilities and shareholders' equity.....  45,118             44,621


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